Exhibit 99.1

FOR FURTHER INFORMATION:
At the Company:
Raj Rai	Paul Mastrapa
Chief Executive Officer	Chief Financial Officer
(847) 229-7724	(847) 229-7773

FOR IMMEDIATE RELEASE

OPTION CARE ISSUES THIRD QUARTER EARNINGS UPDATE AND
ANNOUNCES RESTRUCTURING

BUFFALO GROVE, IL, October 8, 2003—Option Care, Inc. (Nasdaq: OPTN) today announced that the company does not expect to meet analyst’s consensus estimates for the third quarter ending September 30, 2003 and does not expect to meet its year end guidance.  The change in expectations is primarily due to lower than expected sales for home infusion and managed care specialty pharmacy services.  Based on preliminary results, total revenues for the third quarter are expected to be in the range of $81 - $82 million, and a loss per diluted share of approximately $0.13 – $0.14.  The loss includes a pretax charge of approximately $8.6 million or approximately $0.24 per diluted share. Of the estimated $8.6 million charge, approximately $6.8 million pertains to additional bad debt reserves for its Texas operations, $1.0 million in restructuring costs and $0.8 million in an asset write-down and other unusual expenses.  Of the estimated $8.6 million charge, approximately $1.2 million are cash expenses and $7.4 million are non-cash charges.

Raj Rai, Option Care’s chief executive officer, commented, “A number of issues resulted in lower then expected sales volume.  Within home infusion, sluggish admissions as witnessed by hospitals nationwide and shorter duration of therapies has resulted in flat revenues from the second quarter.  In addition, sales for our managed care specialty pharmacy services have remained flat and we have seen a shift towards lower margin products.  Managed care entities are continuing to postpone decisions regarding mandatory agreements for injectible medications distributed in physician’s offices.  We believe this delay is a direct outcome of pending legislation that addresses the reimbursement of injectible medications used in the physician’s offices, particularly for oncology drugs.”

Rai added, “Because of the shortfall, we have restructured the company to create a more efficient and effective organization. This restructuring includes consolidating our infusion and specialty pharmacy businesses at all levels, reducing expenses at marginally profitable branch locations and, finally, revamping our sales organization. In order to ensure the success of our new organization, on a daily basis, senior management will monitor the progress the company is making in all of its initiatives.  As these changes are primarily personnel reductions, we believe these efforts will result in cost savings of approximately $0.05 per share per quarter beginning the fourth quarter. In addition to lowering our costs, we are also focused on sales for both home infusion and specialty pharmacy services. Also, during the fourth quarter, along with other growth initiatives, we expect to see the usual seasonal revenue growth with the start of the Synagis season.”

Rick Smith, Option Care’s president and chief operating officer commented, “This restructuring has resulted in immediate actions to focus on the growth of the company with a cost infrastructure that will lead to higher levels of profitability.”  According to Smith, the key elements of the re-organization are as follows:

•      “We have hired a new Vice President of Sales, Don Carlberg, who brings 27 years of senior level sales experience in our industry. Don joins us from West Corporation where he led sales efforts in medical markets.  He has been with Blue Cross and Blue Shield, Caremark, Inc. and Patient InfoSystems over his successful career. Don brings a wealth of sales leadership experience in not only managed care sales, but also substantial success in driving disease specific drug strategies, patient centered health programs, targeted direct telesales and marketing programs, and pharmacy benefit management services.  We have reorganized the field sales structure across all divisions and specialties to report to Don.  Also reporting to Don are five newly created regional vice presidents of business development that will replace our previous regional management structure to refocus our efforts on improving revenue growth opportunities in our current markets as well as identifying attractive new markets and acquisition opportunities.  We have also added five new managed care sales professionals during the third quarter. We expect to increase market share from our existing contracts and provide greater opportunities in relationships that we have been pursuing during the year.  We believe that this structure will enable us to achieve a more focused sales and marketing organization and will result in a higher level of growth in both the home infusion and specialty pharmacy services businesses.”

•      “We have also urgently focused on existing revenue programs during the third quarter through the national expansion of our new Hemophilia program and the re-launch of our Nutrition and Quality of Life Programs.  Both programs have been the focus of Anna Nowobilski, our new Vice President of Clinical Services and Paul Kiser, Vice President of Marketing and Manufacturer relationships.  We also launched our new Clinical Research and Trials Division operating as the Clinical Resource Network under the leadership of Gail Adinamis.    Don, Anna, Paul and Gail form our new program opportunity team and are highly focused on creating and accelerating new revenue programs that target both managed care and manufacturer organizations.  We expect their efforts will enable both owned and franchised locations to bring higher levels of value to the entire organization.”

•      “In addition to refocusing the regional infrastructure on business development, we have also eliminated the middle management of our field support structure to improve our operating effectiveness.  The field locations will report into an office of operations consisting of field finance, reimbursement, clinical services, purchasing and information systems.  We believe the new structure will increase our operational effectiveness as an organization.  We will be able to introduce corporate initiatives with greater impact and increase the standardization of all programs throughout the field.  We also intend to continue to improve management reporting systems including key performance indicators and measuring and monitoring best demonstrated practices in all of our locations.

Having a flatter organization should improve communication of strategic and tactical plans to local management, thus enabling a faster time for implementation.”

•      “The field finance organization will be led by Dave Evans who joined Option Care as Vice President of Strategic Operations, bringing 18 years of industry experience in financial operations, merger and acquisition analysis, due diligence and integration. Dave will play a key role in directing the office of operations function of the new organization.  In addition, Rodney Wright was hired as Vice President of Reimbursement. Rodney joined us with over 15 years of experience in successfully managing the cash collection cycle within our industry. “

•      “Also with these changes we have combined the specialty pharmacy operations in Michigan and Florida with the local home infusion operations to eliminate redundant costs and overhead.  We have combined the management of each location and support staff to create a greater operating leverage in each market.  We anticipate significant synergies as a result of the combination at each location. We plan to continue to identify areas of opportunity from within other parts of the company to take greater advantage of the capabilities of these two locations.”

•      “We also reduced the operating overhead in each branch location and have eliminated marginally profitable businesses.  We have eliminated certain administrative field positions, established better controls and guidelines in pharmaceutical and medical supplies and effected a reduction in other direct and indirect field costs.  We have also met with payers to improve the profitability of contracts in certain markets. We will continue to refine our field focus during the fourth quarter on achieving a more profitable mix of business.”

•      “We also reduced and re-aligned the corporate infrastructure to lower costs and improve the focus on field support.  The corporate infrastructure had increased due to various special projects that have been mostly completed and as a result the additional infrastructure was no longer needed.”

Smith concluded, “We are substantially complete with these changes and I am confident that this new structure will accelerate revenue growth, strengthen the operating structure of the organization and drive earnings growth.”

As discussed during the second quarter conference call the company has completed the examination of the $7 million of aged accounts receivable in the Texas operations.  Based on this examination, the company is planning to increase bad debt reserves by $6.8 million during the third quarter to adequately reserve for the estimated collectability of these receivables.  The lack of collections on these receivables is a result of multiple acquisitions made in Texas and the resulting issues with integration of multiple locations, systems conversions and finally, employee turnover.

The company also expects to recognize a restructuring charge of approximately $1.0 million during the third quarter in connection with the re-alignment of the organization and cost structure.  In addition, the company expects to incur a charge of approximately $0.8 million for an asset write-down and miscellaneous unusual expenses.

Raj Rai, Option Care’s chief executive officer and senior management will host a conference call at 2:00 p.m. Eastern today to discuss the third quarter update. Investors and other interested parties may access the call by dialing (800) 452-0737, or via a live Internet broadcast at the company’s website, www.optioncare.com.

For those who cannot listen to the live broadcast, a replay will be available approximately three hours after the call concludes at (800) 642-1687 - ID Number 3241457.  The playback will be available until 12:00 a.m. Eastern on October 10, 2003.  The playback will be immediately available on our website at www.optioncare.com.

About Option Care

Option Care provides various home infusion therapies and specialty pharmacy services to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its network of pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.  Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate.   These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care can be found at:

www.optioncare.com

www.optionmed.com

www.mbimbi.com